EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-8 Registration Statement for Dwango North America Corp. 2003 Equity Incentive Plan of Dwango North America Corp. (a development stage enterprise) and subsidiary (“the Company”) of our report dated April 9, 2004, relating to the consolidated balance sheet as of December 31, 2003 and the related consolidated statements of operations, stockholders’ equity (capital deficit), and cash flows for the years ended December 31, 2003 and 2002 and for the period from November 20, 2000 (inception) through December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-KSB of the Company filed on April 15, 2004 and is incorporated by reference in this Registration Statement.

Eisner LLP

New York, New York
January 25, 2005